UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 21, 2007

General Electric Company
(Exact name of registrant as specified in its charter)

New York	1-35	14-0689340
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3135 Easton Turnpike, Fairfield, Connecticut		06828-0001
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (203) 373-2211

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 8.01.  Other Events.

General Electric Company (the “Company”) today announced that it has signed a definitive agreement to sell its GE Plastics business to Saudi Basic Industries Corporation (“SABIC”), a global petrochemicals manufacturer, in a deal valued at $11.6 billion in cash plus assumption of liabilities.  GE Plastics is a $6.645 billion global supplier of plastic resins widely used in automotive, healthcare, consumer electronics, transportation, performance packaging, building and construction, telecommunications, and optical media. It is headquartered in Pittsfield, MA. and employs 10,300 people in 60 locations worldwide.

The closing of the transaction is subject to customary conditions, including the receipt of regulatory approvals, and is targeted for the third quarter of 2007.  The Company will receive net after-tax proceeds from the sale of approximately $9 billion.  The Company intends to use the proceeds principally to re-launch its current stock buyback program, increasing the 2007 planned share repurchase from $6 billion to $7 to $8 billion. The sale will generate an approximate after-tax gain of $1.5 billion, which will be used to fund restructuring across GE’s businesses and the share repurchase.  This Form 8-K shall be deemed “filed” for purposes of being incorporated by reference in the Company’s registration statements.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

General Electric Company
(Registrant)

Date: May 21, 2007	/s/ Michael R. McAlevey
Michael R. McAlevey
Vice President and Chief Corporate, Securities & Finance Counsel

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